Exhibit 99.1

CONTACT: Investor inquiries: ir@corcept.com Media inquiries: communications@corcept.com www.corcept.com

PRIMARY ENDPOINT MET IN CORCEPT’S PIVOTAL PHASE 3 ROSELLA TRIAL OF

RELACORILANT IN PATIENTS WITH PLATINUM-RESISTANT OVARIAN CANCER

•	Relacorilant plus nab-paclitaxel improved progression-free and overall survival and did not increase side effect burden

•	Results will support a New Drug Application (NDA) in the United States and a Marketing Authorization Application (MAA) in Europe

•	Relacorilant plus nab-paclitaxel has the potential to become a new standard of care for patients with platinum-resistant ovarian cancer

REDWOOD CITY, Calif., (March 31, 2025) — Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of medications to treat severe endocrinologic, oncologic, metabolic and neurologic disorders by modulating the effects of the hormone cortisol, today announced that ROSELLA, the company’s pivotal Phase 3 trial of relacorilant plus nab-paclitaxel in patients with platinum-resistant ovarian cancer, met its primary endpoint of improved progression-free survival, as assessed by blinded independent central review (PFS-BICR).

In ROSELLA, patients treated with relacorilant in addition to nab-paclitaxel chemotherapy experienced a 30 percent reduction in risk of disease progression compared to patients treated with nab-paclitaxel alone (hazard ratio: 0.70; p-value: 0.008). Their median PFS-BICR was 6.5 months, compared to 5.5 months in patients who received nab-paclitaxel alone. At an interim evaluation of overall survival (OS), patients treated with relacorilant plus nab-paclitaxel had a significant improvement in OS, with a median OS of 16.0 months, compared to 11.5 months for patients receiving nab-paclitaxel alone (hazard ratio: 0.69; p-value: 0.012). Relacorilant was well-tolerated and no new safety signals were observed. As was the case in the company’s Phase 2 trial, safety and tolerability were comparable in the two groups.

Complete results from ROSELLA will be presented at a medical conference this year. Results from Corcept’s Phase 2 trial of relacorilant in patients with platinum-resistant ovarian cancer were published in the Journal of Clinical Oncology in June 2023.

The ROSELLA trial enrolled 381 patients with platinum-resistant ovarian cancer at sites in the United States, Europe, South Korea, Brazil, Argentina, Canada and Australia; biomarker selection was not required. Patients were randomized 1:1 to receive either relacorilant plus nab-paclitaxel or nab-paclitaxel alone. ROSELLA has dual primary endpoints — PFS-BICR and OS. A positive outcome is achieved if either endpoint is met.

“Patients with advanced ovarian cancer have few good treatment options and, unfortunately, patients with recurrent disease eventually develop resistance to available therapies. The ROSELLA results represent an important advancement in the development of a treatment for patients with platinum-resistant ovarian cancer,” said Alexander B. Olawaiye, M.D., Director of gynecological cancer research at Magee-Women’s Hospital of the University of Pittsburgh and Principal Investigator in the ROSELLA trial.

“Platinum-resistant ovarian cancer poses a significant treatment challenge. The ROSELLA results demonstrate that relacorilant in combination with nab-paclitaxel has the potential to become a key strategy to help improve patient outcomes,” said Domenica Lorusso, M.D., Ph.D., Director of the Gynaecological Oncology Unit at Humanitas Hospital San Pio X, Milan, and Full Professor of Obstetrics and Gynaecology, Humanitas University, Rozzano and investigator in the ROSELLA trial.

“The improvement in survival seen in ROSELLA, without an increased safety burden, brings us closer to delivering a new standard-of-care treatment for patients with platinum-resistant ovarian cancer,” said Bill Guyer, PharmD, Corcept’s Chief Development Officer. “We deeply appreciate the patients and investigators who participated in the trial, and we look forward to presenting the trial’s full results in the coming months. We expect to submit our NDA in the third quarter and our MAA shortly thereafter.”

The ROSELLA trial is being conducted in collaboration with The GOG Foundation, Inc. (GOG-F), the European Network of Gynaecological Oncological Trial groups (ENGOT), the Asia-Pacific Gynecologic Oncology Trials Group (APGOT), the Latin American Cooperative Oncology Group (LACOG) and the Australia New Zealand Gynaecological Oncology Group (ANZGOG).

About Relacorilant

Relacorilant, an oral therapy, is a selective glucocorticoid receptor (GR) antagonist that modulates cortisol activity by binding to the GR but not to the body’s other hormone receptors. Corcept is studying relacorilant in a variety of serious disorders in addition to ovarian cancer, including endogenous hypercortisolism (Cushing’s syndrome) and prostate cancer. Relacorilant is proprietary to Corcept and is protected by composition of matter, method of use and other patents. It has been designated an orphan drug by the FDA and the European Commission (EC) for the treatment of hypercortisolism and by the EC for the treatment of ovarian cancer.

About Platinum-Resistant Ovarian Cancer

Ovarian cancer is the fifth most common cause of cancer death in women. Patients whose disease returns less than six months after receiving platinum-containing therapy have “platinum-resistant” disease. There are few treatment options for these women. Median overall survival following recurrence is approximately 12 months with single-agent chemotherapy. Approximately 20,000 women with platinum-resistant disease are candidates to start a new therapy each year in the United States, with at least an equal number in Europe.

About Corcept’s Oncology Programs

Cortisol helps solid tumors resist chemotherapy by inhibiting cellular apoptosis — the tumor-killing effect chemotherapy is meant to stimulate. In some cancers, cortisol activity promotes tumor growth. Cortisol also suppresses the body’s immune response, which weakens its ability to fight disease.

About Corcept Therapeutics

For over 25 years, Corcept’s focus on cortisol modulation and its potential to treat patients with a wide variety of serious disorders has led to the discovery of more than 1,000 proprietary selective cortisol modulators and GR antagonists. Corcept is conducting advanced clinical trials in patients with hypercortisolism, solid tumors, ALS and liver disease. In February 2012, the company introduced Korlym®, the first medication approved by the U.S. Food and Drug Administration for the treatment of patients with endogenous hypercortisolism. Corcept is headquartered in Redwood City, California. For more information, visit Corcept.com.

Forward-Looking Statements

Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations and are subject to risks and uncertainties that might cause our actual results to differ materially from those such statements express or imply. These risks and uncertainties are set forth in our SEC filings, which are available at our website and the SEC’s website.

In this press release, forward-looking statements include statements concerning: the results of our ROSELLA trial; relacorilant’s efficacy, safety and other clinical attributes and its potential to receive regulatory approval and become a standard-of-care treatment for patients with platinum-resistant ovarian cancer; regulatory oversight of relacorilant and the scope, pace and outcome of potential NDA and MAA submissions; relacorilant’s acceptance and use by physicians and patients and its commercial prospects; and the scope and protective power of relacorilant’s orphan drug designation and our intellectual property. We disclaim any intention or duty to update forward-looking statements made in this press release.